Exhibit 2

Execution Version

March 15, 2021
LGL Systems Acquisition Corp.
165 W. Liberty St., Suite 220
Reno, NV 8950I

Ladies and Gentlemen:

This Lock-Up agreement (this "Agreement") is entered into in connection with, and conditioned upon the consummation of the transactions contemplated by, that certain Agreement and Plan of Merger (the "Merger Agreement") by and among LGL Systems Acquisition Corp., a Delaware corporation ("LGL''), LGL Systems Merger Sub Inc., a Delaware corporation ("LGL Sub"), and IronNet Cybersecurity, Inc., a Delaware corporation ("IronNet"), dated as of March 15, 2021. Capitalized terms used and not otherwise defined herein shall have the meanings given to such terms in the Merger Agreement.

1.          As a condition to the obligations of LGL, LGL Sub and  IronNet  to consummate the Merger, subject to the exceptions set forth herein, the undersigned hereby agree that, with respect to the Acquiror Common Stock, from the date hereof through the date that is 180 days after the Closing Date, and with respect to the Acquiror Warrants, including any Acquiror Common Stock issuable upon exercise of the Acquiror Warrants (the "Warrant Stock"), from the date hereof until thirty (30) days after the Closing Date (each period, as applicable, the "Lock-Up Period"), the undersigned will not, without the prior written consent of the board of directors of LGL: (i) sell, offer to sell, contract or agree to sell, hypothecate, pledge, grant any option to purchase or otherwise dispose of or agree to dispose of, directly or indirectly, or establish or increase a put equivalent position or liquidate or decrease a call equivalent position within the meaning of Section 16 of the Securities Exchange Act of 1934, as amended, and the rules and regulations of the Securities and Exchange Commission promulgated thereunder (the "Exchange Act"), with respect to any shares of Acquiror Common Stock, Acquiror Warrants or Warrant Stock, as applicable, held by the undersigned (such securities, collectively, the "Lock-Up Securities"), (ii) enter into any swap or other a1rnngement that transfers to another, in whole or in part, any of the economic consequences of ownership of any of the Lock-Up Securities, in cash or otherwise, or (iii) publicly announce any intention to effect any transaction specified in clause (i) or (ii) (any of the foregoing described  in clauses (i), (ii) or  (iii),  a "Prohibited  Transfer"). Notwithstanding the foregoing, the shares of Acquiror Common Stock held by the undersigned shall be subject to early release from the restrictions hereunder (and the Lock-Up Period with respect to the Acquiror Common Stock shall be deemed to have expired with respect to such Acquiror Common Stock) if and to the extent that the following occurs after the Closing: (i) if the closing price of the Acquiror Common Stock on the principal securities exchange or securities market on which the Acquiror Common Stock is then traded (the "Closing Stock Price") equals or exceeds $ 12.00 per share (as adjusted for stock splits, stock dividends, reorganizations, recapitalizations and the like) for any twenty (20) days on which national stock exchanges are open for trading (each such day, a "Trading Day") within any thirty (30) Trading Day period beginning one hundred and fifty (150) Trading Days after the Closing or (ii) the date on which LGL completes a liquidation, merger, capital stock exchange or other similar transaction that results in all of LGL's stockholders having the right to exchange their shares of common stock for cash, securities or other property. Furthermore, if at least 150 days have elapsed since the Closing Date and the 180 th day after the Closing Date (the "Expiration Date") will occur during or within five trading days of an LGL "blackout" period under its insider trading policy (or similar period when trading is not permitted by insiders under LGL's insider trading policy to be in effect following the Closing Date) (a "Blackout Period"), the Expiration Date will instead be the sixth trading day immediately preceding the commencement of such Blackout Period (the "Blackout-Related Release"), and the Lock-Up Period with respect to the Acquiror Common Stock shall be deemed to have expired with respect to such Acquiror Common Stock as of such date.

2.          The undersigned hereby (a) authorizes LGL during the applicable Lock-Up Period to cause its transfer agent for the applicable Lock-Up Securities to decline to transfer, and to note stop transfer restrictions on the stock register and other records relating to, such Lock-Up Securities for which the undersigned is the record holder and, (b) in the case of Lock-Up Securities for which the undersigned is the beneficial but not the record holder, agrees during the applicable Lock-Up Period to cause the record holder to cause the relevant transfer agent to decline to transfer, and to note stop transfer restrictions on the stock register and other records relating to, such Lock- Up Securities, in each case of clauses (a) and (b), if such transfer would constitute a violation or breach of this Agreement. LGL agrees to instruct its transfer agent to remove any stop transfer restrictions on the stock register and other records related to the applicable Lock-Up Securities promptly upon the expiration of the applicable Lock-Up Period. If any Prohibited Transfer is made or attempted contrary to the provisions of this Agreement, such purported Prohibited Transfer shall be null and void ab initio.

3.        During the applicable Lock-Up Period, each certificate evidencing any Lock-Up Securities shall be stamped or otherwise imprinted with a legend in substantially the following form , in addition to any other applicable legends:

"THE SECURITIES REPRESENTED BY THIS CERTIFICATE ARE SUBJECT TO RESTRICTIONS ON TRANSFER SET FORTH IN A LOCK-UP AGREEMENT,  DATED AS  OF  MARCH  15, 2021, BY AND AMONG  LGL S YSTEMS ACQUISITION CORP. ("LGL") AND THE SECURITY HOLDER NAMED THEREfN, AS AMENDED. A COPY OF SUCH LOCK-UP AGREEMENT WIL L B E F URNISHED WITHO UT CHARGE BY THE COMPANY TO THE HOLDER HEREOF UPON WRITTEN REQUEST."

4.          Notwithstanding the foregoing, the undersigned may sell or otherwise transfer Lock-Up Securities during the undersigned's lifetime or on death (or, if the undersigned is not a natural person, during its existence): (i) if the undersigned is not a natural person, to its direct or indirect equity holders or to any of its other Affiliates, (ii) to the i1mnediate family members (including spouses, domestic partners lineal descendants and ascendants ( including adopted and step children and parents of such person)), brothers and sisters (including half-sibling and step-siblings)of the undersigned or the undersigned's spouse or siblings (collectively,"Family Members"), (iii) to a family trust, foundation or partnership established for the exclusive benefit of the undersigned, its equity holders or any of their respective Family Members, (iv) pursuant to a court order or settlement agreement related to the distribution of assets in connection with the dissolution of marriage or civil union;(v) to a charitable foundation controlled by the undersigned, its equityholders or any of their respective Family Members; (vi) as a bona fide gift; (vii) by will or intestate succession upon the death of the undersigned; (viii) as security or collateral in connection any borrowing or the incurrence of indebtedness by the undersigned; (ix) pursuant to a bona fide third-party tender offer, merger, stock sale, recapitalization, consolidation or other transaction involving a Change in Control (as defined below) of LGL, provided that in the event that such tender offer, merger, recapitalization, consolidation or other such transaction is not completed, the Lock-Up Shares shall remain subject to this Agreement; "Change in Control" means the transfer (whether by tender offer, merger, stock purchase, consolidation or other similar transaction), after the Closing Date, in one transaction or a series of related transactions, to a person or group of affiliated persons of LGL's voting securities if, after such transfer, such person or group of affiliated persons wo uld hold more than 50% of outstanding voting securities ofLGL (or surviving entity) or would otherwise have the power to control the board of directors of LGL; (x) pursuant to the establishment of a trading plan pursuant to Rule 10b5-l promulgated under the Exchange Act, provided that such plan prohibits the transfer of Lock- Up Shares during the Lock- Up Period; (xi) acquired as part of the PIPE Investments or issued in exchange for, or on conversion or exercise of, any securities issued as part of the PIPE Investments; (xii) acquired in open market transactions after the Closing Date; (xiii) acquired upon the exercise of stock options or warrants to purchase shares of Acquiror Common Stock or the vesting of stock awards of Acquiror Common Stock and any related transfer of Acquiror Common Stock to the Company in connection therewith ( I) dee med to occur upon the "cash less" or "net" exercise or such options or warrants or (2) for the purpose of paying the exercise price of such options or warrants or for paying taxes due as a result of the exercise of such options or warrants, the vesting of such options, warrants or stock awards, or as a result of the vesting of such shares of Acquiror Common Stock, it being understood that all shares of AcquirorCommon Stock received upon such exercise, vesting or transfer will remain subject to the restrictions of this Agreement during the Lock-Up Period; and (xiv) to LGL pursuant to any contractual arrangement in effect al the Closing Date that provides for the repurchase by LGL or forfeiture of Acquiror Common Stock or other securities convertible into or exercisable or exchangeable for Acquiror Common Stock in connection with the termination of the holder's service to LGL; provided, however, that in the case of clauses (i) though (ix) above, any such sale or transfer shall be conditioned upon entry by such transferees into a written agreement, addressed to LGL, agreeing to be bound by these transfer restrictions and the other terms and conditions of this Agreement. For the avoidance of doubt, the undersigned shall retain all of its rights as a shareholder of LGL with respect to the Lock-Up Securities during the Lock-Up Period, including without limitation the right to vote any Lock-Up Securities that are entitled to vote and the right to receive any dividends or distributions in respect of such Lock-Up Securities.

5.          If LGL's board of directors waives or terminates any of the foregoing restrictions inconnection with, or otherwise consent to, a transfer of Acquiror Common Stock with respect to any Lock-Up Securities beneficially owned by a director or executive officer of LGL or by the Sponsor (a"Triggering Release" a nd such stock holder, the "Triggering Release Party"), the provisions of this Agreement shall be automatically and concurrently waived or terminated, or LGL will automatically and concurrently be deemed to have otherwise consented to the transfer of, as applicable, to the same extent and on the same terms with respect to the same pro rata percentage of securities of the undersigned as the percentage of Acquiror Common Stock being released in the Triggering Release represent with respect to the securities held by the applicable Triggering Release Party. Notwithstanding the foregoing, the provisions of this paragraph will not apply (i) if the release or waiver is effected solely to permit a transfer not involving a disposition for value, (ii) if the transferee agrees in writing to be bound by the same tem1s described in this letter agreement to the extent and for the duration that such terms remain in effect at the time of transfer, or (iii) if the release or waiver is granted due to circumstances of any emergency or hardship as determined by LGL's board of directors in its sole judgment.

6.          The undersigned hereby represents and warrants that the undersigned bas full power and authority to enter into this Agreement and that this Agreement constitutes the legal, valid and binding obligation of the undersigned, enforceable in accordance with its terms. Upon request, the undersigned will execute any additional documents reasonably necessary to give effect to the terms and conditions of this Agreement.

7.          This Agreement constitutes the entire agreement and understanding of the parties hereto in respect of the subject matter hereof and supersedes all prior understandings, agreements, or representations by or among the parties hereto, written or oral, to the extent they relate in any way to the subject matter hereof; provided, however, that the foregoing shall not affect the rights and obligations of the parties under the Merger Agreement or any documents related thereto, including the Registration Rights Agreement. This Agreement may not be changed, amended, modified or waived as to any particular provision, except by a written instrument executed by all parties hereto.

8.         Subject to Section 3 hereof, no party hereto may assign either this Agreement or an y or its rights, interests, or obligations here under without the prior written consent of the other pa11y.  Any purported assignment in violation of this paragraph shall be void and ineffectual and shall not operate to transfer or assign any interest or title to the purpo11ed assignee. This Agreement shall be binding upon and inure to the benefit of the undersigned and its successors and assigns. This Agreement may be executed in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument. Any facsimile or .pdf copies hereof or signatures hereon shall, for all purposes, be deemed originals.

9.         Notwithstanding anything to the contrary contained herein, in the event that the Merger Agreement is terminated in accordance with its terms prior to the Closing Date, this Agreement and all rights and obligations of the parties hereunder shall automatically terminate and be of no further force or effect.

10.       This Agreement, and all claims or causes of action based upon, arising out of, or related to this Agreement or the transactions contemplated hereby, shall be governed by, and construed in accordance with, the laws of the State of Delaware, without giving effect to principles or mies of conflict of laws to the extent such principles or mies would require or permit the application of laws of another jurisdiction.

11.        Any Action based upon, arising out of or related to this Agreement or the transactions con temp lated hereby may be brought in federal and state courts located in the State of Delaware, and each of the parties hereto irrevocably submits to the exclusive jurisdiction of each such court in any such Action, waives any objection it may now or hereafter have to personal jurisdiction, venue or to convenience of form, agrees that all claims in respect of the Action shall be heard and determined only in any such court, and agrees not to bring any Action arising out of or relating to this Agreement or the transactions contemplated hereby in any other court. Nothing herein contained shall be deemed to affect the right of any party hereto to serve process in any manner pem1it1ed by Law or to commence legal proceedings or otherwise proceed against an y other party hereto in any other jurisdiction, in each case, to enforce judgments obtained in any Action brought pursuant to this section. EACH OF THE PARTIES HERETO HEREBY IRREVOCABLY WAIVES ANY AND ALL RIGHT TO TRIAL BY JURY IN ANY ACTION BASED UPON, ARISING OUT OF OR RELATED TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY.

12.         Any notice, consent or request to be given in connection with any of the terms or provisions of this Agreement shall be completed in accordance with Section 5.01 of the Registration Rights Agreement.

[Signature on the following page]

IN WITNESS WHEREOF, the parties have executed this Agreement as of the date first written above.

LGL:

LGL Systems Acquisition Corp., a Delaware corporation

By:	/s/ Robert LaPenta Jr.
	Name:	Robert LaPenta Jr.
	Title:	Co-Chief Executive Officer and Chief Financial Officer

{Signature Page to Lock-Up Agreement}

IN WITNESS WHEREOF, the parties have executed this Agreement as of the date first written above.

Holder:

Name of Holder: C5 Partners, LLC

By:	/s/ Andre Pienaar
Name:	Andre Daniel Faber Pienaar
Title:	Chief Executive

Shares of Acquiror Common Stock to be received in the Merger:

Shares of Acquiror Common Stock:

Address for Notice:

Address:	7 Vigo Street London

Facsimile No.:	+44203 405 5307

Telephone No.:	+44203 405 5306

Email: andre.pienaar@c5capital.com

{Signature Page to Lock-Up Agreement}